Exhibit 10.2

Participant Name:

Name of Plan: 2016 Omnibus Incentive Plan

Employee Number:

Grant Name:

Grant Date:

Performance Period:

Total Restricted Stock Units:

Form of Restricted Stock Unit Contract

(Performance-Based Vesting)

This Contract, by and between Arch Coal, Inc., a Delaware corporation (the “Company”), and ____ (the “Participant”), is made and entered into as a separate inducement in connection with the Participant’s employment and not in lieu of any salary or other compensation for the Participant’s services, pursuant to which the Company has awarded restricted stock units (the “Units”) to the Participant, subject to the provisions of the Arch Coal, Inc. 2016 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), a copy of which has been made available to the Participant, and to the terms and conditions set forth below, which constitute the entire understanding between the Company and the Participant with respect to this Contract.

This Contract is executed as of the Grant Date.

Arch Coal, Inc.

[Name]
[Title]

ACKNOWLEDGMENT

Please click the ‘accept’ button below to confirm your acceptance of the terms and conditions of this Contract and of the Plan within 60 days of issuance of this Contract.  By confirming acceptance, you (a) acknowledge receipt of a copy of the Plan; (b) represent that you have read and are familiar with the terms of the Plan and this Contract; (c) accept the Units subject to all of the terms and provisions of this Contract and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms; and (d) agree to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company (the “Board”) or the Personnel & Compensation Committee of the Board (the “Committee”) concerning any questions arising under the Plan with respect to this Contract.

Terms and Conditions of Restricted Stock Unit Contract

(Performance-Based Vesting)

1.	Definitions. Capitalized terms not otherwise defined herein have the meanings set forth in the Plan.

2.	Vesting Conditions. The Units will vest to the extent that both the “Service Condition” (as defined in Section 2(a)) and the “Performance Condition” (as defined in Section 2(b)) are satisfied. For purposes of illustration only, if the Service Condition is satisfied with respect to 60% of the Units and the Performance Condition is satisfied with respect to 50% of the Units, then 30% of the Units will vest, and the remaining 70% of the Units will be forfeited.

a.	Service Condition. The “Service Condition” will be satisfied with respect to 100% of the Units if the Participant does not experience a Termination of Service prior to the last day of the Performance Period (the “Performance Period End Date”). If the Participant experiences a Termination of Service prior to the Performance Period End Date, the Service Condition will be deemed satisfied to the extent, if any, provided in Section 9.

b.	Performance Condition. The “Performance Condition” will be satisfied with respect to between 0% and 100% of the Units based on the highest VWAP (as defined in Section 20) for any period of 90 trading days during the Performance Period, as follows:

VWAP	Percentage Satisfied
Below $65	0%
$65	25%
$85	50%
$105	75%
$125 or higher	100%

If the VWAP is between any of the two prices set forth in the table above, the percentage of the Performance Condition that will be satisfied will be subject to straight-line interpolation between the percentages corresponding to such prices.

3.	Payout of Award. Subject to the provisions of this Contract and the Plan, the Participant is awarded the aggregate number of Units set forth in this Contract, evidencing the right to receive an equivalent number of shares of Class A Common Stock (“Shares”). Settlement of vested Units will be made by payment in Shares on the date determined in accordance with Section 10.

4.	Non-transferable. The Participant agrees that the Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

5.	Change in Control. In the event of a Change in Control prior to the Performance Period End Date, (a) the Service Condition will be deemed satisfied with respect to 100% of the Units, and (b) the Performance Condition will be deemed satisfied with respect to between 0% and 100% of the Units, as determined in accordance with Section 2(b); provided that, for such purpose, the VWAP will be deemed to equal the greater of (i) the price or implied price per Share in such Change in Control or (ii) the highest VWAP for any period of 90 trading days during the portion of the Performance Period ending on the day prior to such Change in Control (or the entire such portion of the Performance Period, if fewer than 90 days).

6.	Tax Withholding. The Participant hereby authorizes withholding from payroll amounts payable hereunder, and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any amounts required to satisfy the federal, state, local and foreign tax withholding obligations of the Company that arise in connection with the Units, including as a result of the vesting or settlement thereof (the “Withholding Obligations”). At the Participant’s election, the Company will withhold (i.e., “net settle”) from the number of Shares otherwise deliverable on settlement of the Units a number of such Shares with a Fair Market Value (as of the date that the Withholding Obligations arise) equal to the maximum statutory amount necessary to satisfy the Withholding Obligations (or such lesser amount, as elected by the Participant). The Company will have no obligation to deliver payment in settlement of the Units until the Withholding Obligations have been satisfied by the Participant.

7.	Restrictions on Grant and Payout of Award. The grant of the Units and any settlement thereof will be subject to compliance with all applicable requirements of federal, state or foreign law. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction or authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful delivered of any Shares subject to the Units will relieve the Company of any liability in respect of the failure to deliver such Shares as to which such requisite authority will not have been obtained; provided that, in such case, the Company will pay to the Participant, on the date on which such Shares otherwise would have been delivered, cash in an amount equal to the value of such Shares as of such date. As a condition to the settlement of the Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

8.	Fractional Shares. The Company will not be required to issue fractional Shares upon the vesting of the Units.

9.	Termination of Service.

a.	Death or Disability. In the event of the Participant’s Termination of Service at any time prior to the Performance Period End Date due to the Participant’s death or Disability, the Service Condition will be deemed satisfied with respect to 100% of the Units, and the Units will remain subject to the Performance Condition.

b.	Without Cause, For Good Reason or Retirement. In the event of the Participant’s Termination of Service at any time prior to the Performance Period End Date by the Company without Cause or by the Participant for Good Reason or due to Retirement, the Service Condition will be deemed satisfied with respect to a percentage of the Units equal to (i) 100%, multiplied by (ii) a fraction, the numerator of which is the number of days during the period beginning on the Grant Date and ending on the date of such Termination of Service, and the denominator of which is 1,095. Such Units for which the Service Condition is deemed satisfied will remain subject to the Performance Condition, and the remaining such Units will be forfeited.

c.	Resignation. In the event of the Participant’s Termination of Service at any time prior to the Performance Period End Date by the Participant other than for Good Reason or due to Retirement, all unvested Units will be forfeited.

d.	For Cause. In the event of the Participant’s Termination of Service at any time prior to the Performance Period End Date by the Company for Cause, all Units, whether vested or unvested, will be forfeited.

10.	Settlement of Units. To the extent that the Units vest in accordance with this Contract, such vested Units will be settled on (or within five business days after) the earlier of (a) the Performance Period End Date or (b) the date on which a Change in Control occurs.

11.	Holding Requirement. Upon settlement of the Units in Shares in accordance with this Contract, such Shares will be freely transferable by the Participant except to the extent provided in this Section 11. The Shares that are delivered to the Participant on “net settlement” of the Units in accordance with Section 6 (assuming for such purposes that the Participant had elected to satisfy the Withholding Obligations with respect to such Shares by having the Company withhold a number of such Shares with a Fair Market Value (as of the date that such Withholding Obligations arise) equal to the maximum statutory amount necessary to satisfy such Withholding Obligations) are referred to herein as the “Net Shares”.

a.	50% of the Net Shares may not be transferred by the Participant until the Participant has satisfied the Company’s stock ownership guidelines applicable to the Participant. From the date that the Participant satisfies such guidelines, the Net Shares will be freely transferable by the Participant except to the extent that such transfer would cause the Participant to cease to satisfy such guidelines.

b.	Notwithstanding Section 11(a), (i) in the event of a Change in Control or the Participant’s Termination of Service for any reason, the Net Shares will be freely transferable from the applicable settlement date, and (ii) the Net Shares may at any time be transferred to a trust of which the Participant is a beneficial owner or to an entity owned or controlled by the Participant.

12.	Restrictive Covenants. In consideration of the grant of the Units, the Participant agrees to the following restrictive covenants:

a.	Non-Competition and Non-Solicitation. During the period beginning on the Grant Date and ending on the earlier of (i) the first anniversary of the Participant’s Termination of Service for any reason or (ii) the date on which a Change in Control occurs, the Participant will not engage in any Competitive Activity (as defined in Section 20(a)) or Solicitation Activity (as defined in Section 20(d)).

b.	Confidentiality. The Participant will at all times keep secret and confidential all Confidential Information (as defined in Section 20(c)) that the Participant acquires or has acquired in connection with or as a result of the performance of services for the Company unless (i) the Company otherwise consents or (ii) the Participant is legally required to disclose such Confidential Information by a court of competent jurisdiction.

c.	Non-Disparagement. The Participant will at all times not knowingly make any statement, written or oral, that disparages the business or reputation of the Company or any of its Subsidiaries or the officers or directors of any of them. The Company’s officers and directors will not knowingly make any statement, written or oral, that disparages the business or reputation of the Participant.

Notwithstanding anything in this Contract to the contrary, if the Participant breaches in any material respect any of the restrictive covenants set forth in this Section 12, the Units, whether vested or unvested, will be forfeited in their entirety (which forfeiture will be the Company’s sole remedy in the event of such breach).

13.	Stockholder Rights. The Participant will have no rights as a holder of Shares with respect to the Units granted hereunder. Notwithstanding the foregoing, the Participant will have the right to receive a cash payment (the “Dividend Equivalent Payment”) with respect to the Units (if any) that vest pursuant to this Contract, subject to withholding pursuant to the terms of this Contract and the Plan, in an amount equal to the aggregate cash dividends that would have been paid to the Participant if the Participant had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the settlement date of the Units, of a number of Shares equal to the number of Units that actually vest under this Contract. The Dividend Equivalent Payment will be made on the applicable settlement date of the Units. The Participant will not be entitled to receive any payments with respect to any non-cash dividends or other distributions that may be made with respect to Shares (but, for clarity, the Units will be subject to adjustment for such non-cash dividends or other distributions pursuant to Section 12.07(a) of the Plan).

14.	Effect of Award on Employment. Nothing in this Contract will be construed to affect in any way the right of the Company to terminate the employment of the Participant at any time for any reason, with or without Cause.

15.	Further Assurances. Each of the parties hereto agrees to execute and deliver all consents and other instruments and take all other actions deemed necessary or desirable by counsel for the Company to carry out each provision of this Contract and the Plan.

16.	Governing Law. The validity, interpretation, performance and enforcement of this Contract will be governed by the laws of the State of Delaware, determined without regard to its conflicts of law provisions.

17.	Contract Governs. In the event of any conflict between the terms of this Contract and the Plan or any other documents or materials provided to the Participant related to the Units, the terms of this Contract will control.

18.	Deferral. In the event that the Participant is eligible to participate in a deferred compensation plan sponsored by the Company, payments under this Contract may be permitted to be deferred under such plan. The terms, conditions and requirements for such deferral will be governed by such plan.

19.	Clawback Policy. As partial exchange for the incentive compensation set forth in this Contract, by accepting the terms of this Contract the Participant agrees as follows: (i) the Participant agrees to be bound fully by the terms of the Company’s Compensation Recoupment Policy, dated as of February 26, 2015 (as may be amended from time to time, the “Clawback Policy”), and that the compensation set forth in this Contract, including any amounts subsequently awarded or paid to the Participant under the terms of this Contract, constitutes “performance-based compensation” as defined in the Clawback Policy and (ii) any amendments to the Clawback Policy necessary to comply with applicable law will be applicable to the Participant.

20.	Certain Definitions.

a.	“Competitive Activity” means the Participant’s participation, without the written consent of the General Counsel of the Company, in the management of any Competitive Operation. Competitive Activity will not include (i) the mere ownership of securities in any enterprise or (ii) participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise.

b.	“Competitive Operation” means the business operation of any enterprise if such operation engages in substantial and direct competition with any business operation actively conducted by the Company or its divisions and Subsidiaries on the date of the Participant’s Termination of Service. A business operation will be considered a Competitive Operation if such business sells a competitive product or service that constitutes (i) 15% of that business’s total sales or (ii) 15% of the total sales of any individual subsidiary or division of that business and, in either event, the Company’s sales of a similar product or service constitutes (x) 15% of the total sales of the Company or (y) 15% of the total sales of any individual Subsidiary or division of the Company.

c.	“Confidential Information” means information relating to the Company’s, its divisions’ and Subsidiaries’ and their successors’ business practices and business interests, including, but not limited to, customer and supplier lists, business forecasts, business and strategic plans, financial and sales information, information relating to products, process, equipment, operations, marketing programs, research or product development, engineering records, computer systems and software, personnel records or legal records.

d.	“Solicitation Activity” means the Participant’s solicitation for employment or retention, hiring or retention, without the written consent of the General Counsel of the Company, of any person employed or retained by the Company on, or during the six months preceding, the date of the Participant’s Termination of Service.

e.	“VWAP” means the volume weighted average price of a Share for any period of 90-trading days during the Performance Period (i) as reported for such period by Thomson Reuters or (ii) if the volume weighted average price is not available from Thomson Reuters for such period, as reported for such period from a different third party source selected by the Company.